Exhibit 99.1

Bio-AMD, Inc.; Medical Device Operational Update, Commercial Discussions

London, England, September 10, 2012; Bio-AMD, Inc. is pleased to provide an update on the activities of Bio AMD Limited, our majority owned medical devices subsidiary (“Bio-AMD”, “We” or the “Company”, OTCBB: BIAD, OTCQB: BIAD), regarding informal discussions with potential partners for the commercialisation of our Digital Strip Reader (“DSR”) and our blood coagulation monitor (“COAG”) technologies.

The Company’s current focus is on securing commercial agreements with major distributors and / or manufacturers for our two most developed hand held medical device technologies, DSR and COAG. Our strategy has been to seek commercial partners with established global or multi-continental reach, with the intention of licensing our technologies in large territories. Our strategy is therefore centred upon entering into a limited number of deals with very large organisations who tend to move at their own pace, and we are also compelled to work to stringent third party confidentiality concerns. Negotiations consequently take time and cannot be revealed in detail, but if successful will provide a commercialisation route with partners who have the capability and experience to robustly take our technologies to market and to resist any intellectual property rights challenge.

Both DSR and COAG are now ready for commercial development in conjunction with a partner and we are pleased to now announce we are in high level informal talks with suitable prospective partners for both these technologies.

In the case of DSR, where we are initially targeting the large pregnancy testing and associated fertility testing market, these discussions have resulted in the Company testing lateral flow strips supplied to us. As a result of these trials we are confident that DSR can read these third party strips despite them not being specifically designed to be read by a digital device. This reflects the flexibility of DSR and its ability to accept variations in manufacturing tolerance. The Company also believes that, amongst other things, the benefits of our patented quad sensor technology and cartridge cap are attractive to the market.

In the case of COAG we have conducted a study on our proprietary test strips and we are now in informal talks with a prospective partner with a global reach with the intention of reaching a commercial development arrangement. The Company believes that the relative simplicity of the COAG technology and its manufacturing cost advantages are very attractive to the prospective partner. We also believe that the prospective partner recognises that COAG efficiently addresses high demand in a poorly developed market currently served only by relatively expensive and/or problematic devices.

Whilst there can be no guarantee that these discussions surrounding DSR and COAG will lead to acceptable commercial deal(s), the Company is highly encouraged by the level of engagement demonstrated by prospective partners and the stage these discussions have reached. Further announcements will be made as appropriate, in due course.

About DSR

Our DSR technology is a patented method of reading and quantifying traditional chromatography based, lateral-flow immunoassays including pregnancy and fertility testing, cardiac markers, infectious diseases and drug testing.  Compared to existing analog tests DSR offers increased sensitivity and semi-quantitative measurement, allowing earlier diagnostic testing with improved accuracy.

The DSR hand-held reader device design incorporates portability, scalability and repeatability with low manufacturing costs. Our technology also runs on photo-electric power, avoiding the need for chemical batteries and the disposal issues arising from them.

About COAG

COAG is a patented technology that can be incorporated into a hand held device to enable point of care and patient self-testing of blood clotting time. This is especially relevant to patients taking long term, Warfarin based anticoagulants whose medication must regulated to an optimum level. The market targeted by COAG is very large and poorly served.

About Bio-AMD, Inc.

Bio-AMD has two majority owned UK subsidiaries: Bio AMD Limited, a technology developer for medical diagnostic devices; and the WDX Organisation Ltd, the owner of the WOCU®, a global currency data reference source for application in financial markets. (www.wocu.com).

To find out more about Bio-AMD (OTCBB: BIAD), visit our website at www.bioamd.com.

Forward-Looking Statements
Statements in this news release that are not statements of historical fact are forward-looking statements, which are subject to certain risks and uncertainties.  Forward-looking statements can often be identified by words such as "expects,” "intends,” "plans,” "may,” "could,” "should,” "anticipates,” "likely,” "believes" and words of similar import.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those expressed or implied by forward-looking statements due to a variety of factors that may or may not be foreseeable or within the reasonable control of the Company.  Readers are cautioned not to place undue reliance on such forward-looking statements.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission, including without limitation under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 29, 2012.  Except as otherwise required by law, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this news release to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

CONTACT:  Bio-AMD, Inc.
          Tom Barr, CEO
          +44 (0)8445 861 910